SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smith Micro Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 29, 2016

Dear Smith Micro Stockholders:

We are pleased to invite you to the 2016 Annual Meeting of Stockholders of Smith Micro Software, Inc. to be held at our offices located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 16, 2016, at 10:00 a.m. Pacific Time.

The expected actions to be taken at the Annual Meeting, which include the election of two directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition to the Proxy Statement, we are mailing or making available to you a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, which we encourage you to read. Our Annual Report includes our audited financial statements for 2015 and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the enclosed proxy card in the prepaid envelope provided for your convenience or voting by Internet or telephone. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William W. Smith, Jr.
Chairman of the Board,
President & Chief Executive Officer
Smith Micro Software, Inc.

SMITH MICRO SOFTWARE, INC.

51 Columbia

Aliso Viejo, CA 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 16, 2016, at 10:00 a.m. Pacific Time, for the following purposes as more fully described in the Proxy Statement accompanying this notice:

1.	Election of Directors. The election of two (2) directors to serve on our Board of Directors until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	“Say-On-Pay” Proposal. Advisory vote to approve the compensation of named executive officers.

3.	Ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

4.	Other Business. Any other business properly brought before the shareholders at the Annual Meeting, or at any adjournment or postponement thereof.

The close of business on April 20, 2016 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 51 Columbia, Aliso Viejo, California 92656, and at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy promptly. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and vote your shares in person, your proxy will not be used.

A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained.

By Order of the Board of Directors,

Steven M. Yasbek Corporate Secretary Aliso Viejo, California April 29, 2016

Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 16, 2016: The Proxy Statement and Annual Report are available at http://www.edocumentview.com/SMSI.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY BY INTERNET IF ELIGIBLE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

SMITH MICRO SOFTWARE, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

This Proxy Statement and the enclosed proxy card are furnished in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 16, 2016, at 10:00 a.m. Pacific Time. Stockholders of record at the close of business on April 20, 2016, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement, the enclosed proxy card and the Smith Micro Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”) are being first mailed or made available to stockholders on or about April 29, 2016. These materials are available for viewing, printing and downloading on the Internet at http://www.smithmicro.com/company/investors/sec-filings.

Purpose of the Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.

Voting

Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record on April 20, 2016, the record date, are entitled to notice of and to vote at the Annual Meeting. As of April 20, 2016, there were 46,968,272 shares of Common Stock outstanding and approximately 184 holders of record, according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

All votes will be tabulated by our inspector of elections for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Broker non-votes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the election of directors, the nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. All other proposals require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved.

How to Vote

If you are a stockholder of record, you may vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive. If no direction is made on your proxy and it is otherwise properly executed, your proxy will be voted FOR the election of the director nominees and FOR each of the other proposals at the Annual Meeting.

•

By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to vote by telephone, you do not have to return the proxy card.

•

Via the Internet. You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to vote via the Internet, you do not have to return the proxy card.

•	By Mail. You may vote by proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

•

In Person at the Annual Meeting. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 11:59 P.M. Eastern Time on June 15, 2016 and mailed proxy cards must be received by June 15, 2016 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•

by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the Annual Meeting will not automatically revoke your proxy.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares. In this case, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Solicitation

The enclosed proxy is being solicited by our Board of Directors, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward solicitation material to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Stockholder proposals that are intended to be presented at our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) and included in the proxy solicitation materials related to that meeting must be received by us no later than December 26, 2016, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal is not less than 30 days and not more than 60 days prior to the date of the Annual Meeting, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the deadline for submitting a stockholder proposal is the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Under our Bylaws, the deadline for submitting a nomination for a director is not less than 60 days prior to the date of the Annual Meeting. Stockholder proposals and nominations must be in writing and should be addressed to the Corporate Secretary at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

In addition, the proxy solicited by the Board of Directors for the 2017 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than March 11, 2017, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires are elected to hold office for a term of three years. The term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they earlier resign, become disqualified or disabled, or are otherwise removed.

Our Board currently has six directors: Andrew Arno, Thomas G. Campbell, Steven L. Elfman, Samuel Gulko, William W. Smith, Jr. and Gregory J. Szabo. The class whose term expires at this Annual Meeting contains two directors, Messrs. Arno and Gulko. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Messrs. Arno and Gulko as nominees for election at the Annual Meeting to the class being elected at this meeting. The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of the nominees named below to hold office until the date of our 2019 Annual Meeting or until their successors have been duly elected and qualified or until they earlier resign, becomes disqualified or disabled, or are otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominees named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person selected by the Nominating Committee of the Board of Directors and approved by the Board of Directors. Messrs. Arno and Gulko have agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve.

Directors and Nominees

Nominees for Term Ending at the 2019 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Andrew Arno (1)(2)	56	Director
Samuel Gulko (3)(4)	84	Director

(1)	Member of the Governance and Nominating Committee
(2)	Member of the Mergers and Acquisitions Committee
(3)	Member of Audit Committee
(4)	Member of the Compensation Committee

Mr. Arno joined our Board of Directors in July 2011 and has 30 years of experience working with emerging growth companies. He is currently Vice Chairman of “The Special Equities Group” at Chardan Capital Markets, LLC, a privately held investment banking firm, and from June 2013 until July 2015 served as Managing Director of Emerging Growth Equities, an investment bank, and Vice President of Sabr, Inc., a family investment group. He was previously President of LOMUSA Limited, an investment banking firm. From 2009 to 2012, Mr. Arno served as Vice Chairman and Chief Marketing Officer of Unterberg Capital, LLC, an investment advisory firm that he co-founded. He was also Vice Chairman and Head of Equity Capital Markets of Merriman Capital LLC, an investment banking firm, and served on the board of the parent company, Merriman Holdings, Inc. Mr. Arno currently serves on the board of Oncocyte Corporation and Asterias Biotherapeutics, Inc.

Mr. Gulko became a director in October 2004. In July 2015, Mr. Gulko joined the board of directors and audit committee of Newlead Holdings, Ltd. In addition, since September 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From July 1996 until his retirement in September 2002, Mr. Gulko functioned as the Chief Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period he also served as a member of the Board of Directors of Neotherapeutics, Inc. From April 1987 to July 1996, Mr. Gulko was self-employed as a Certified Public Accountant and business consultant, as well as the part time Chief Financial Officer of several privately-owned companies. Mr. Gulko was a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm, from September 1968 until March 1987. Mr. Gulko holds a B.S. in Accounting from the University of Southern California. As a senior finance executive, Mr. Gulko brings to our Board extensive qualifications and experience in finance and public accounting, including his prior service as an audit partner at Ernst & Young LLP and as a CFO of a publicly-traded company.

Continuing Directors for Term Ending at the 2018 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
Thomas G. Campbell (1)(2)(3)	65	Director
Steven L. Elfman (4)	60	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of the Mergers and Acquisitions Committee

Mr. Campbell became a director in July 1995. From March 1999 to the present, he has served as the Executive Vice President of King Printing, Inc., a book printing and manufacturing company. From July 1996 to March 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From November 1995 to July 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds. From February 1995 to November 1995, he served as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to February 1995, he served in several senior management positions at Hayes, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University. Mr. Campbell brings to our Board extensive executive management experience in the retail and consumer products industries, along with particular strengths with respect to leadership skills, management skills, financial skills, international business skills and corporate governance skills.

Mr. Elfman became a director in November 2014. He is the former president of Network Operations and Wholesale at Sprint, having had responsibility for Product, Technology Development, Network, Wholesale Operations, Value Added Services, Procurement & Real Estate and Digital. Mr. Elfman joined the Sprint senior leadership team in May 2008 from mobile data technology services company Infospace where he was executive vice president of Infospace Mobile, then president and chief operating officer of Motricity following the acquisition of Infospace mobile. He also has held leadership positions at Terabeam, as executive vice president of operations, and AT&T Wireless, where he was chief information officer. Mr. Elfman was the CIO at GE Capital (Fleet Services Company) as well as head of IT at 3M Company for International Operations. Mr. Elfman graduated from the University of Western Ontario in Canada with a degree in Computer Science and Business. He currently serves on the Board of Directors of Goodman Networks and Affirmed Networks and previously served on the Boards of Competitor Carrier Association, Bethany College and Clearwire. Mr. Elfman brings to our Board extensive knowledge of the telecommunications and wireless data and cellular industries, particularly with respect to the large wireless providers.

Continuing Directors for Term Ending at the 2017 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company
William W. Smith, Jr.	68	Chairman of the Board, President and Chief Executive Officer
Gregory J. Szabo (1)(2)	68	Director

(1)	Member of the Audit Committee
(2)	Member of the Mergers & Acquisitions Committee

Mr. Smith co-founded Smith Micro and has served as our Chairman of the Board, President and Chief Executive Officer since inception in 1982. Mr. Smith was employed by Rockwell International Corporation in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a B.A. in Business Administration from Grove City College. Mr. Smith brings to our Board extensive knowledge about the telecommunications and wireless industries and our company, as a co-founder of our Company and as a result of his 30 years of service with our company, including service as our CEO since our inception. Mr. Smith also possesses particular strengths with respect to leadership and management skills.

Mr. Szabo re-joined the Board in July 2011. He previously served from June 2001 to April 2010. Mr. Szabo has over 30 years of wireless communications experience and is the founder of Ertek Inc. Ertek provides antenna technology to the wireless industry including high performance low cost RFID Tag antennas. He also serves on the Board of Advisors at Across Techs, LLC. Mr. Szabo has served in a series of senior management positions during a 13-year career with AirTouch’s wireless communications operations, through its acquisition by Vodafone and merger with Verizon Wireless in 2000. As Sr. Vice President-Network Services, he directed the engineering and operations of the company’s cellular systems in the eastern United States. He also served as Executive Director Global Technology for Vodafone. Earlier, Mr. Szabo held managerial positions with Motorola and Martin Marietta. Mr. Szabo received a Bachelor of Science Degree and Master of Science Degree in Electrical Engineering from Ohio University. Mr. Szabo brings to our Board substantial market knowledge and in-depth insights into the worldwide telecommunications and wireless data and cellular industries.

Vote Required

The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the election of the nominees as members of our Board of Directors.

The Board of Directors recommends a vote FOR the nominees named above or their substitutes as set forth herein.

PROPOSAL 2

“SAY-ON-PAY” PROPOSAL:

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion. At our 2011 Annual Meeting of Stockholders, our Board of Directors unanimously recommended, and our stockholders approved, a one year frequency for the advisory vote to approve the compensation of our named executive officers. The next stockholder advisory vote to approve the compensation of our named executive officers is expected to occur at the 2017 Annual Meeting.

Compensation Philosophy

As described in detail in our Compensation Discussion and Analysis, our executive compensation program is designed to attract, motivate, and retain talented and dedicated executive officers, who are critical to our success. Under this program, a significant portion of our named executive officers’ overall compensation is tied to the achievement of key strategic financial and operational goals, as measured by metrics such as revenue and adjusted profitability. The following highlights our approach to executive compensation:

Competitive Positioning: We seek to establish the overall compensation of our named executive officers at levels that we believe are roughly comparable with the average levels of compensation of executives at other fast-growing technology companies of similar size.

Significant Majority of Executive Officer Compensation Tied to Performance: Although our executive compensation program has four primary components (base salary, cash bonus awards, equity compensation in the form of restricted stock awards, and benefits and perquisites) performance-based incentive compensation constitutes by far the largest portion of potential compensation for our named executive officers.

Limited all other Compensation: Consistent with our “pay-for-performance” philosophy, we restrict all other forms of compensation to our named executive officers to levels that are consistent with competitive market practices.

We encourage you to read the Compensation Discussion and Analysis, beginning on page 18 of this Proxy Statement, for a detailed discussion and analysis of our executive compensation program, including information about the 2015 compensation of our named executive officers.

Recommendation

We are asking our stockholders to vote at the Annual Meeting on the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our compensation program for our named executive officers.

For the reasons set forth above, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Smith Micro Software, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and accompanying narrative discussion.”

Effect of Vote

This vote is not intended to address any specific item of compensation, but rather our overall compensation program relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

Because your vote is advisory, it will not be binding upon the Company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee value the opinions of our stockholders, however, and, to the extent that there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee take into account the outcome of the vote when considering future compensation arrangements.

Action by Stockholders

Approval of this resolution requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining whether the resolution has been approved.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SingerLewak LLP (“SingerLewak”) has been engaged as the Company’s independent registered public accounting firm since December 2005. The Audit Committee has selected SingerLewak as the Company’s independent auditors for the fiscal year ending December 31, 2016 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of SingerLewak are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of SingerLewak as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of SingerLewak to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2015:

Fee Category	Fiscal 2015 Fees
Audit Fees	$180,000
Audit-Related Fees	$70,000
Tax Fees	—
All Other Fees	—

The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2014:

Fee Category	Fiscal 2014 Fees
Audit Fees	$180,000
Audit-Related Fees	$60,000
Tax Fees	—
All Other Fees	—

Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Stockholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of SingerLewak LLP.

The Board of Directors recommends a vote FOR ratification of the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

CORPORATE GOVERNANCE

Board Member Independence

The Board of Directors has determined that, except for William W. Smith, Jr., all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. Smith is not considered independent because he is currently employed by the Company.

Executive Sessions

Independent directors regularly meet in executive sessions without the Chairman and CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, to review the performance of the Chairman and CEO against those criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee, and to discuss any other relevant matters.

Board’s Leadership Structure

The Board’s current leadership structure is characterized by:

•	a combined Chairman of the Board and Chief Executive Officer;

•	a robust Committee structure with oversight of various types of risks; and

•	an engaged and independent Board.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations. We do not have a lead independent director.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.

While the Board has the ultimate responsibility for overall risk oversight, each committee of the Board also has responsibility for particular areas of risk oversight. For example, the Audit Committee focuses on financial risk and internal controls, and receives an annual risk assessment report from our external auditors. In addition, the Compensation Committee evaluates and sets compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance and Nominating Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee makes reports regarding their area of responsibility to the Board at the regularly scheduled Board meeting immediately following the committee meeting.

Board Meetings and Committees

Our Board of Directors held six meetings and acted by written consent two times during 2015. During the period in which each director served on the Board, each director attended or participated in 100% of the aggregate number of meetings of the Board and of meetings of the committees of the Board on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings. None of our current directors attended our annual meeting of stockholders in 2015.

Our Board of Directors has established four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Mergers and Acquisitions Committee. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors and independent within the meaning of the Nasdaq Stock Market listing standards.

Audit Committee. Our Audit Committee is comprised of three members: Messrs. Campbell, Gulko and Szabo. The Board of Directors has determined that all of these members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards and also within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member can read and has an understanding of fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee also is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. The Board of Directors has adopted and approved an amended and restated written charter for the Audit Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. Mr. Gulko is the Audit Committee Chairman and has been designated by the Board of Directors as the Audit Committee’s financial expert, as that term is described in the rules of the SEC. The Audit Committee held five meetings during 2015.

Compensation Committee. The Compensation Committee is comprised of two members: Messrs. Campbell and Gulko. The Board of Directors has determined that all the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer our Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”) and our new 2015 Omnibus Equity Incentive Plan (the “2015 OEIP”), and to make awards under the 2015 OEIP. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Compensation Committee held three meetings during 2015.

Governance and Nominating Committee. The Governance and Nominating Committee (the “Nominating Committee”) is comprised of two members: Messrs. Arno and Campbell. The Board of Directors has determined that all the members of the Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Nominating Committee. A current copy of this charter is posted on our website at http://www.smithmicro.com under the Investor Relations section. The Nominating Committee held no meetings during 2015.

When considering a potential candidate for membership on our Board of Directors, our Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. The Nominating Committee considers diversity in identifying candidates by generally seeking to achieve a diversity of occupational and personal backgrounds on the Board. However the Nominating Committee has no formal policy regarding diversity. The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described herein under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Smith Micro Common Stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of Smith Micro common stock that are beneficially owned by such stockholder. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder. However the Nominating Committee has not received any recommended nominations from any of our stockholders in connection with the 2016 Annual Meeting.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is comprised of three members: Messrs. Arno, Elfman and Szabo. The Board of Directors has determined that all the members of the M&A Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The M&A Committee evaluates and reviews potential acquisition targets, strategic investments and divestitures, and makes recommendations regarding the same to our Board of Directors. The M&A Committee is also charged with overseeing the due diligence process with respect to proposed acquisitions, strategic investments and divestitures. The Board of Directors has adopted and approved a written charter for the M&A Committee. The M&A Committee held one meeting during 2015.

Code of Ethics

We have adopted a Code of Ethics for all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 51 Columbia, Aliso Viejo, California 92656, Attention: Investor Relations. The full text of our Code of Ethics is posted on our website at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our website address in this proxy does not include or incorporate by reference the information on our website into this proxy or our Annual Report on Form 10-K.

Board Communications

Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.

Certain Relationships and Related Party Transactions

Pursuant to the charter of the Audit Committee of our Board of Directors, all transactions between us and any of our directors, executive officers or related parties are subject to review by the Audit Committee. Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2015, which include the consolidated balance sheets of Smith Micro as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has discussed with SingerLewak LLP, our independent registered public accounting firm for the year ended December 31, 2015, the matters required to be discussed by Statement on Auditing Standard No. 16 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with SingerLewak LLP its independence.

The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with SingerLewak LLP its independence.

Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE

Thomas G. Campbell
Samuel Gulko
Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us as of March 25, 2016 except where another date is noted below), with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. The percentage of beneficial ownership is based on 45,729,272 shares of our common stock outstanding as of March 25, 2016.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number	Percent
Named Executive Officers and Directors:
William W. Smith, Jr. (1)	3,939,714	8.58%
Andrew Arno (2)	135,000	*
Thomas G. Campbell (2)	48,000	*
Steven L. Elfman	40,000	*
Samuel Gulko (3)	147,000	*
Gregory J. Szabo (2)	156,000	*
Rick Carpenter	657,909	1.44%
Carla Fitzgerald	585,188	1.28%
David P. Sperling (4)	857,806	1.87%
Steven M. Yasbek	488,612	1.07%
All Executives officers and directors as a group (10 persons) (5)	7,055,229	15.30%

5% Stockholders
Unterberg Koller Capital Fund LP (6)	4,386,720	9.50%

*	Represents less than 1%.
(1)	Includes 1,817,115 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and 200,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2016.
(2)	Includes 15,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2016.
(3)	Includes 45,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2016.
(4)	Includes 100,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2016.
(5)	Includes 467,185 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 25, 2016.
(6)	Based solely upon a Schedule 13G filed on January 4, 2016. Voting and dispositive power over the shares is shared.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers and certain key officers as of February 14, 2016:

Name	Age	Position(s)
William W. Smith, Jr.	68	Chairman of the Board of Directors, President and Chief Executive Officer
Steven M. Yasbek	62	Vice President, Chief Financial Officer (Chief Accounting Officer)
Rick Carpenter	52	Senior Vice President, Engineering
Carla Fitzgerald	51	Vice President, Chief Marketing Officer
Jeff Hornung	59	Vice President, Product Management
Ken Shebek	53	Vice President, Chief Information Officer
David P. Sperling	47	Vice President, Chief Technical Officer

For background information regarding Mr. Smith, see “Proposal 1—Election of Directors.”

Mr. Yasbek joined the Company in May 2008 as the Chief Accounting Officer and assumed the Vice President and Chief Financial Officer position in May 2014. Mr. Yasbek has held executive finance and information technology positions with REMEC, Paradigm Wireless Systems, Intellisys Group, Pacific Scientific Company, Symbol Technologies, and TRW. Prior to joining the Company, Mr. Yasbek was the Chief Financial Officer of Alphatec Spine. He holds a B.S. in Accounting and M.B.A from Loyola Marymount University, and is a Certified Public Accountant.

Mr. Carpenter joined the Company in May 2009 as the Vice President, Engineering for the Company’s Connectivity & Security Business Unit and then served as the Vice President and General Manager of the Wireless Business Unit. Mr. Carpenter currently serves as the Senior Vice President of Engineering. Prior to joining Smith Micro, Mr. Carpenter served as a Vice President of Engineering at NextWave Wireless where he was responsible for WiMAX chipset development. From 2000 to 2005, he was Director of Software Engineering for CDMA products at AirPrime, which was ultimately acquired by Sierra Wireless. Mr. Carpenter has also held engineering management positions at Motorola and DENSO Wireless and started his professional career in May of 1986. He holds a BS in Computer Science from the University of Texas, Permian Basin and studied Masters-level Computer Science & Engineering at the University of Texas Arlington.

Ms. Fitzgerald joined the Company in March 2011 as Vice President, Corporate Marketing and has been the Chief Marketing Officer since January 2014. As a veteran of the technology industry, Ms. Fitzgerald has held executive positions in marketing, product management, technical sales and business development positions with Bitfone, WebVisible, LogicalApps, Quest Software, Octave Software and CA (formerly Computer Associates, Systems & Network Management software). She holds a B.A. degree in Economics and Computer Studies from Claremont McKenna College, and sits on the Board of Advisors for the UC Irvine Marketing Extension program.

Mr. Hornung joined the Company in April 2015 as Vice President, Product Management. Prior to joining Smith Micro, he was Vice President of Product Management at Kextil. A seasoned executive in the technology industry, Mr. Hornung has held executive positions in product management, marketing and business development, strategic alliances, OEM sales for companies such as Synscort Inc., Vivisimo, Inc., Scentric Inc., NetApp Inc., Spinnaker Networks, Dell, and Hewlett-Packard. He holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from the University of Santa Clara.

Mr. Shebek joined the Company in December 2010 as the Vice President of Operations where he led the Enterprise Mobility Product platform. Mr. Shebek currently is responsible for Information Technology throughout the Company as well as overseeing the Pittsburgh facility. Prior to joining Smith Micro, he was Vice President of Operations for Tollgrade Communications. He also served as Vice President of Supply & Logistics for Ericsson, Inc. and worked for Marconi as Vice President of Supply Chain and served as its Vice President of North American Operations. He joined Fore Systems in 1994, and previously held management positions with IBM. He holds a B.S. in Mechanical Engineering degree from Pennsylvania State University.

Mr. Sperling joined the Company in April 1989 and has been the Director of Software Engineering since April 1992. He assumed the Chief Technology Officer position in September 1999. Mr. Sperling began his professional career as a software engineer with us and he currently has five patents Internet and connectivity technologies. He holds a B.S. degree in Computer Science and an MBA from the University of California, Irvine.

Currently, each of our directors holds office until the annual meeting of stockholders in the year in which his term expires, or until his successor has been duly elected and qualified. Our officers are elected and serve at the discretion of our Board of Directors. There are no family relationships among any of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid during our last completed fiscal year to our executive officers. We refer to these individuals as our named executive officers, or NEOs.

Our NEOs for 2015 were as follows:

•	William W. Smith, Jr., Chairman of the Board, President and Chief Executive Officer

•	Steven M. Yasbek, Vice President, Chief Financial Officer

•	Rick Carpenter, Senior Vice President, Engineering

•	Carla Fitzgerald, Vice President, Chief Marketing Officer

•	David P. Sperling, Vice President, Chief Technology Officer

•	Jim Mains, our former Vice President, Chief Strategy Officer

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors currently oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

1.	attract, motivate and retain talented and dedicated executive officers;

2.	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

3.	reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, our Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue and non-GAAP operating expense. Our Compensation Committee evaluates individual executive performance along with our Chief Executive Officer (other than with respect to his own performance) as part of the review process. The Committee seeks to establish overall compensation (including cash and equity awards) at levels the Committee believes are comparable with average levels of compensation for executives at other software technology companies of similar size. The Committee also seeks to maintain internal equity among executives based on their individual roles while setting compensation packages that are necessary to attract experienced executives who can manage a larger, more complex organization. Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of restricted stock and/or stock options, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive company comparisons consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

In 2010, the Company had its best year reporting revenues of $130 million. Starting in 2011, due to a technology shift in the market place, the Company’s revenues started a steady decline for the following four years. As such, the Company has had several restructurings and downsizing of the operations during those four years, including a reduction of the executive staff and reduced salaries in 2014.

In 2015, the Company increased revenues, gross profits, decreased operating expenses, and cash ended the year at essentially the same level as the start of the year. As such, the executive staff salaries were reinstated to same levels prior to the 2014 reductions.

Our Compensation Committee believes that it is critical to keep the management team in place and incentivized in order to assure the turnaround and survival of the Company. As such, due to the Company’s current financial projections for 2016, the Compensation Committee has maintained the current executive staff compensation at its current levels.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee reviews and approves the compensation paid to our Chief Executive Officer. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Compensation Committee deems reasonable.

Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity-based awards.

Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in Committee meetings at the Compensation Committee’s request to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).

Peer Company Comparisons of Compensation

Although the Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies, the Committee decided not to hire a compensation consultant the past three years due to the Company’s recent financial condition and executive staff and salary reductions mentioned above.

The Company did however conduct an internal compensation study in late 2015/early 2016. The Company updated its peer group, consisting of 24 companies which were primarily software technology companies with revenues in the range of $10 – $220 million with similar ranges of market capitalization. The peer group consisted of the following companies: Actua Corporation, American Software, Inc., Asure Software, Inc., Aware, Inc., BSQUARE Corporation, Carbonite, Inc., Datawatch Corporation, Digimarc Corporation, Evolving Systems, Inc., Exa Corporation, Guidance Software, Inc., GSE Systems, Inc., iPass, Inc., Mitek Systems, Inc., NetSol Technologies, Inc., Park City Group, Inc., Qumu Corporation, Rand Worldwide, Inc., SeaChange International, Inc., Unwired Planet, Inc., Virnetx Holding Corporation, Voltari Corporation, Vringo, Inc., and Zix Corporation.

The compensation study focused on two primary aspects of executive compensation: (1) total disclosed compensation for our NEO’s and (2) our three-year pay and performance relative alliance compared to our peers.

Compared to our peer group, the total disclosed compensation for our CEO and CFO were in the lower 25th percentile; for our three-year pay and performance compensation comparison, our CEO and CFO were in the lower 58% pay and 27% performance percentile.

2015 “Say-on-Pay” Advisory Vote on Executive Compensation.

In 2015, our stockholders approved a non-binding advisory “say-on-pay” proposal at our 2015 Annual Meeting of Stockholders, with approximately 80% of the votes cast voting in favor of that proposal. The Compensation Committee takes into account and considers the results of the annual advisory “say-on-pay” vote.

In 2014, our stockholders approved a non-binding advisory “say-on-pay” proposal at our 2014 Annual Meeting of Stockholders, with approximately 82% of the votes cast voting in favor of that proposal.

The Compensation Committee also considers numerous other factors in evaluating our executive compensation program, as discussed elsewhere in this Compensation Discussion and Analysis. The Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

Base Salary Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases, or decreases, are generally based on Company and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The following table sets forth the annual base salaries of the named executive officers during 2015 and the decisions of the Compensation Committee for 2016:

	Base Salary Effective Date
Named Executive Officer	May 5, 2014	Mar. 20, 2015	Mar. 7, 2016
William W. Smith, Jr.	$418,000	$475,000	$475,000
Steven M. Yasbek	$216,260	$270,750	$270,750
Rick Carpenter	$224,576	$255,200	$255,200
Carla Fitzgerald	$207,328	$235,600	$235,600
David P. Sperling	$224,400	$255,000	$255,000
Jim Mains	$220,000	$262,500	N/A

At the start of 2014, the Compensation Committee decided not to increase the base salaries for certain executives for fiscal 2014 due to the financial condition of the Company. Subsequently, in an effort to reduce the Company’s operating expenses even further and conserve cash, the executive staff’s base salary was reduced by 12% in May 2014. The Compensation Committee decided to restore the salaries in March 2015 back to the pre pay-cut amounts except for Mr. Yasbek, who was promoted to Chief Financial Officer, and Mr. Mains, whose increase was a result of his significant contributions to the Company during fiscal year 2014.

Performance-based Cash Bonus Awards

As part of our compensation program and in order to maintain appropriate financial incentives, our executive officers are eligible for cash bonus compensation pursuant to an annual cash bonus plan. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, to motivate certain desirable behaviors and to reward achievement of our key corporate financial objectives and individual goals. Under the terms of the cash bonus plan, the Compensation Committee establishes performance objectives and annual target cash bonus amounts for each named executive officer. In determining the appropriate level of annual target cash bonus for each officer the Compensation Committee considers information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies, relative base salary and bonus amounts for each individual and the recommendations of our Chief Executive Officer.

Since the Company has been in a turnaround mode the past several years, the Company has maintained performance-based cash bonus awards to incentivize short-term tactical behavior related to reaching revenue and cost targets on a quarterly basis due to the recent volatility of the business.

2015 Bonuses

The table below sets forth the decisions of the Compensation Committee during 2015 with respect to eligibility for a performance-based annual target cash bonus by each of the named executive officers. The Compensation Committee decided not to increase annual target cash bonus amounts for certain executives for fiscal 2015 due to the financial condition of the Company.

Named Executive Officer	2015 Target Cash Bonus	Percentage of 2015 Base Salary	2014 Target Cash Bonus	Percentage of 2014 Base Salary
William W. Smith, Jr.	$175,000	36.8%	$175,000	41.9%
Steven M. Yasbek	$110,000	40.6%	$60,000	27.7%
Rick Carpenter	$100,000	39.2%	$100,000	44.6%
Carla Fitzgerald	$70,000	29.7%	$70,000	33.8%
David P. Sperling	$85,000	33.3%	$85,000	37.8%
Jim Mains *	$82,500	31.4%	$110,000	50.0%

*	2015 prorated for 9 months

In the first quarter of 2015, the Compensation Committee worked with senior management to establish the performance objectives under the bonus plan. For each performance objective the committee assigned a relative weighting to provide guidelines for setting actual cash payouts for each executive officer based on a percentage of the individual’s target bonus. The Compensation Committee retained wide discretion to interpret the terms of the bonus plan, including interpreting and determining whether the performance objectives had been met and the amount of cash bonus that may be paid pursuant to the bonus plan.

Our bonus plan contains performance objectives with a dollar value ascribed to each objective, so that the sum total equals the approved annual target cash bonus for each named executive officer. In 2015 the objectives for NEOs were (1) revenue achievement and (2) operating expense management, which were evenly weighted in terms of target cash bonuses. For each objective, the Compensation Committee applied the percentage by which the objective was achieved (which could exceed 100% in the case of quantitative performance objectives) to the dollar value ascribed to each objective. The dollar values for each objective were then combined to determine the actual cash bonuses paid to each NEO.

Achievement of the quantitative performance objectives was determined on a quarterly basis based on our financial results for the preceding quarter. As a result, the cash paid in a given fiscal year is the result of the overlap of the attainment achieved for the fourth quarter of the previous year and the first three quarters of the current year. The total of these payments is equal to the amount of non-equity plan compensation reflected in the Summary Compensation Table shown in the following section of this proxy statement. Performance objectives are set by the Compensation Committee by quarter for each (fiscal) year.

The table below outlines the quantitative performance objectives that were established for each named executive officer and the actual results that correspond with their performance cash bonus payouts for 2015:

(in thousands)	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Revenue – target	$11,520	$10,600	$11,000	$13,000
Revenue – actual	$10,554	$10,529	$9,386	$9,586
Operating Expenses* – target	$9,229	$8,215	$8,866	$9,306
Operating Expenses* – actual	$7,515	$8,136	$8,376	$8,106

*	excluding stock-based compensation.

For 2015, based on the achievement of the objectives for our executive officers under our bonus plan, we paid the following bonuses:

Named Executive Officer	2015 Target Cash Bonus	Actual Amount Paid	Percentage of Target
William W. Smith, Jr.	$175,000	$173,781	99.3%
Steven M. Yasbek	$85,000	$83,314	98.0%
Rick Carpenter	$100,000	$99,423	99.4%
Carla Fitzgerald	$70,000	$69,513	99.3%
David P. Sperling	$85,000	$84,408	99.3%
Jim Mains	$110,000	$109,234	99.3%

2016 Bonuses

The table below sets forth the decisions of the Compensation Committee with respect to annual cash bonus targets for 2016:

	Bonus Target Effective Date
Named Executive Officer	May 5, 2014	Mar. 20, 2015	Mar. 7, 2016
William W. Smith, Jr.	$175,000	$175,000	$175,000
Steven M. Yasbek	$60,000	$110,000	$110,000
Rick Carpenter	$100,000	$100,000	$100,000
Carla Fitzgerald	$70,000	$70,000	$70,000
David P. Sperling	$85,000	$85,000	$85,000
Jim Mains	$110,000	$110,000	N/A

We believe that the performance objectives for our named executive officers were sufficiently challenging to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, is required for our named executive officers to earn their respective cash bonuses.

Equity Compensation

We believe that for growth companies in the software technology sector, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards that incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. We provided grants of restricted stock to each of our executive officers in 2015. We felt that granting restricted stock in 2015 provided additional incentive to our executives by providing them with immediate stock ownership, which helped align their interests with those of our stockholders. In addition, granting restricted stock incentivized executive officers with non-cash incentives, which helped the Company conserve its cash.

We grant equity compensation to our executive officers and other employees under the 2015 OEIP. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record compensation expense over the vesting period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards typically vest over four years. Additionally, from time to time, we grant subsequent long-term equity awards to our named executive officers based upon a number of factors, including rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives and ensuring that the total long-term equity awards are competitive with those of other companies competing for our named executive officers.

In February 2015, we granted shares of restricted stock to each of our named executive officers in the following amounts:

Named Executive Officer	2015 Shares of Restricted Stock
William W. Smith, Jr.	300,000
Steven M. Yasbek	150,000
Rick Carpenter	150,000
Carla Fitzgerald	150,000
David Sperling	150,000
Jim Mains	150,000

Stock grants vest over a period of four years from the grant date. Half of each total grant vests on a monthly basis and will be earned based on continuous service by the executive over the vesting period. The remaining half is subject to a performance-based hurdle required for each executive. One quarter of each total grant will be earned if the Company achieves a specific annual revenue target, and an additional one quarter of each total grant will be earned if the Company achieves a specific annual operating expense target (determined on a non-GAAP basis, excluding stock-based compensation), with a proportionate adjustment to the total performance portion of the grant if the targets are not fully met. Shares earned under the performance conditions cannot exceed the total number of performance shares, even if the sum of the revenue attainment and the expense attainment exceed 100%. Once performance against these hurdles is determined, the “earned” shares will vest 25% on the determination (earnings) date and then ratably over the next thirty six months, based on continuous service by the executive.

As previously mentioned, the Company has been in a turnaround mode. As such, the same performance objectives used in the annual incentive cash bonus awards is used for the long-term performance objectives for our equity awards. It is critical to keep the executive team focused on tactical actions in order to maintain the Company as a going concern, and to significantly improve the Company’s financial performance and stockholder value.

The specified 2015 net revenues target for these 2015 restricted stock grants was $49.000 million. However the Company recorded 2015 net revenues of $39.507 million, resulting in 80.6% attainment of this performance goal. The specified 2015 adjusted operating expense target (determined on a non-GAAP basis, excluding stock-based compensation) was $35.675 million. Actual 2015 adjusted operating expenses were $32.900 million, resulting in 108.4% attainment of this performance goal. The weighted average of these two attainment calculations resulted in a blended attainment of 94.0%, resulting in the forfeiture of a portion of the 2015 restricted stock grants in 2016 to each of the named executive officers as follows:

Named Executive Officer	Restricted Shares Forfeited
William W. Smith, Jr.	8,982
Steven M. Yasbek	4,473
Rick Carpenter	4,473
Carla Fitzgerald	4,473
David P. Sperling	4,473

In March 2016 we granted shares of restricted stock to each of our named executive officers in the following amounts:

Named Executive Officer	Shares of Restricted Stock
William W. Smith, Jr.	300,000
Steven M. Yasbek	150,000
Rick Carpenter	150,000
Carla Fitzgerald	150,000
David P. Sperling	150,000

The 2016 grants are not eligible for a tax gross-up payment. The Committee determined to maintain a vesting period for these 2016 restricted stock grants of four years. The Committee kept the same performance-based hurdle required for each executive to earn one half of each total grant. One quarter of each grant will be earned if the Company achieves a specified 2016 net revenues target, and an additional one quarter of each grant will be earned if the Company achieves a specified 2016 operating expense target (determined on a non-GAAP basis, excluding stock-based compensation), with a proportionate reduction in each grant if the targets are not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company.

The Company decided to grant the same number of shares last year to better align interests of executives with the interest of stockholders, against the background of the continued downward trend in the Company’s stock price.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Change in Control and Severance Benefits

We provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent in key positions. Our severance and change in control provisions for certain of our named executive officers are summarized below in “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Code Section 162(m)

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe our 2015 OEIP is structured to qualify stock options, restricted share and stock unit awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Thomas G. Campbell

Samuel Gulko

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to us by our named executive officers during 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William W. Smith, Jr., Chairman of the Board, President and Chief Executive Officer	2015 2014 2013	$460,750 439,575 471,585	$456,000 537,000 510,000	$	— — —	$173,781 181,191 148,646	$48,421 66,248 110,590	$1,138,952 1,223,813 1,241,111
Steven M. Yasbek, Vice President, Chief Financial Officer	2015 2014 2013	257,127 227,319 235,750	228,000 134,250 127,500		— — —	83,314 62,122 52,611	11,303 17,194 30,122	579,744 440,885 454,733
Rick Carpenter, Senior Vice President, Engineering	2015 2014 2013	247,544 236,060 252,700	228,000 268,500 255,000		— — —	99,423 104,289 88,437	18,531 26,572 42,094	593,498 635,421 638,231
Carla Fitzgerald, Vice President, Chief Marketing Officer	2015 2014 2013	228,532 217,930 232,475	228,000 268,500 255,000		— — —	69,513 72,476 58,305	13,509 13,938 21,933	539,554 572,844 567,714
David P. Sperling, Vice President, Chief Technology Officer (4)	2015 2014 2013	247,350 235,875 252,500	228,000 268,500 255,000		— — —	87,408 93,007 75,493	18,057 25,434 42,208	580,816 622,816 625,201
Jim Mains, Former Vice President, Chief Strategy Officer (5)	2015 2014 2013	211,154 231,250 246,875	228,000 268,500 255,000		— — —	109,234 113,891 98,375	45,632 25,434 36,929	594,020 639,075 637,179

(1)	The amounts shown in these columns represent the aggregate grant date fair value of Restricted Shares and Stock Options granted in those years computed in accordance with FASB ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For Restricted Shares, the fair value is calculated using the closing price of our stock on the date of grant. Stock Options are valued using the Black Scholes Option Pricing Model. The assumptions we used with respect to the valuation of stock grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	The amounts in this column reflect the cash awards paid pursuant to our 2015, 2014 and 2013 bonus plans.
(3)	The table set forth below titled “All Other Compensation” provides additional information regarding these amounts.
(4)	Includes patent bonus incentive payments of $3,000 and $5,000 for 2015 and 2014, respectively.
(5)	Mr. Mains ceased to be an employee on October 22, 2015.

All Other Compensation

The amounts shown for “All Other Compensation” for 2015 include the following:

Named Executive Officer	Tax Gross-up (1)	Tax Preparation Fees	401K Matching Contribution	Payout of Accrued Vacation at Termination
William W. Smith, Jr.	$29,866	$14,955	$3,600	$—
Steven M. Yasbek	7,703	—	3,600	—
Rick Carpenter	14,931	—	3,600	—
Carla Fitzgerald	13,509	—	—	—
David P. Sperling	14,457	—	3,600	—
Jim Mains	11,743	—	3,600	30,288

(1)	Represents reimbursement of taxes imposed on equity awards granted prior to December 31, 2012. The Company’s 2015 Omnibus Equity Incentive Plan prohibits tax gross-up payments for awards under that plan.

Grants of Plan Based Awards in Fiscal 2015

The following table sets forth information with regard to (a) potential cash bonuses that were payable during 2015 under our performance-based, non-equity incentive bonus plan, and (b) grants of shares of restricted stock made to our named executive officers during 2015. The actual amounts paid pursuant to the 2015 and 2014 bonus plans are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards; Number of Shares of Stock (2)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Target ($) (2)	Maximum ($)
William W. Smith, Jr.	2/23/2015	$175,000	—	300,000	$456,000
Steven M. Yasbek	2/23/2015	$85,000	—	150,000	$228,000
Rick Carpenter	2/23/2015	$100,000	—	150,000	$228,000
Carla Fitzgerald	2/23/2015	$70,000	—	150,000	$228,000
David P. Sperling	2/23/2015	$85,000	—	150,000	$228,000
Jim Mains	2/23/2015	$110,000	—	150,000	$228,000

(1)	Amounts shown in these columns are the estimated possible payouts under the 2015 bonus plan based on certain assumptions about the achievement of Company and individual performance objectives, based upon the probable outcome of such conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The performance objectives under the 2014 bonus plan, as well the Compensation Committee’s pay-out determinations for the 2015 bonus plan, are discussed above under “Compensation Discussion and Analysis – Cash Bonus Awards – 2015 Bonuses.”
(2)	Calculated as one quarter of the eligible amount under the 2014 bonus plan and three quarters of the eligible amount under the 2015 bonus plan.
(3)	Additional information regarding the shares of restricted stock and stock options granted to the named executive officers is discussed above under “Compensation Discussion and Analysis – Equity Compensation” and below under “Employment Agreements.”

Outstanding Equity Awards at December 31, 2015

The following table sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2015, as well as the number of outstanding unvested shares of restricted stock held by each named executive officer as of December 31, 2015.

	Option awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
William W. Smith, Jr.	200,000	(2)	—	$12.55	2/18/2017
						84,448	(3)	$61,647
						162,500	(4)	118,625
						268,750	(5)	196,188

						515,698		376,460
Steven M. Yasbek						21,119	(3)	15,417
						40,626	(4)	29,657
						134,375	(5)	98,094

						196,120		143,168
Rick Carpenter
						42,224	(3)	30,824
						81,250	(4)	59,313
						134,375	(5)	98,094

						257,849		188,230
Carla Fitzgerald
						42,224	(3)	30,824
						81,250	(4)	59,313
						134,375	(5)	98,094

						257,849		188,230
David P. Sperling	100,000	(2)	—	12.55	2/18/2017
						42,224	(3)	30,824
						81,250	(4)	59,313
						134,375	(5)	98,094

						257,849		188,230

(1)	Determined by multiplying the number of shares by $0.73, the closing price for our stock on the Nasdaq Global Market on December 31, 2015.
(2)	25% vested after one year, the balance over 36 successive monthly installments.
(3)	50% vests in 48 equal monthly installments, 50% based on 2013 performance and vested 25% in February 2014 with the balance in 36 equal successive monthly installments.

(4)	50% vests in 48 equal monthly installments, 50% based on 2014 performance and vested 25% in February 2015 with the balance in 36 equal successive monthly installments.
(5)	50% vests in 48 equal monthly installments, 50% based on 2015 performance and vested 25% in February 2016 with the balance in 36 equal successive monthly installments.

Option Exercises and Stock Vested during Fiscal 2015

The following table sets forth information regarding exercises of stock options and vesting of restricted stock awards held by each of our named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
William W. Smith, Jr.	—	$—	270,970	$306,415
Steven M. Yasbek	—	—	75,881	85,191
Rick Carpenter	—	—	135,484	153,203
Carla Fitzgerald	—	—	134,194	151,014
David P. Sperling	—	—	134,839	152,183
Jim Mains	—	—	108,976	133,888

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.
(2)	Represents the market value per share times the number of shares vested on the vesting date.

Employment Agreements

Agreement with William W. Smith, Jr.

In June 2005, we agreed to make to William W. Smith, Jr., Chief Executive Officer, a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment. The agreement provides that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith. We estimate that it would cost approximately $150,000 to purchase such an annuity.

Other than as disclosed above, none of the named executive officers has an employment agreement with us, and the employment of each of the named executive officers may accordingly be terminated at any time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change in Control

The Compensation Committee believes that change in control agreements are appropriate and serve an important business purpose for the company. The Committee believes that these benefits aid in recruiting and retaining talent in a competitive market. Also, benefits are provided in the event of termination of employment following a change in control, which are intended to motivate executive officers to remain with the company despite the uncertainty and dislocation that arises in the context of change in control situations. The change in control agreements are an important part of our overall compensation objectives, particularly our goal of retaining the best qualified executive officers, and do not affect the decisions made with respect to other compensation elements.

Mr. Smith

We have an agreement with Mr. Smith pursuant to which we agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment; provided that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which is approximately $150,000. Assuming Mr. Smith’s employment was terminated as of December 31, 2015, and further assuming that we determined to satisfy our obligations under his agreement by purchasing a single premium annuity for the benefit of Mr. Smith, we would have been obligated to spend $150,000 to purchase the annuity.

Stock Options and Restricted Stock

Each of our named executive officers holds options and shares of restricted stock that would vest, subject to the satisfaction of certain other conditions included in the option agreements and restricted stock agreements, upon a “Corporate Transaction.” For purposes of these agreements, “Corporate Transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution. We provide this benefit in order to properly incent our executives to support a Corporate Transaction that would be deemed beneficial to our shareholders.

Assuming a Corporate Transaction occurred as of December 31, 2015 and the other conditions included in the restricted stock agreements were satisfied, the following individuals would be entitled to accelerated vesting of the following shares of restricted stock:

Name	Value of accelerated stock awards following Change in Control (1)
William W. Smith, Jr.	Immediate vesting of 515,698 shares with a value of $376,460.
Steven M. Yasbek	Immediate vesting of 196,120 shares with a value of $143,168.
Rick Carpenter	Immediate vesting of 257,849 shares with a value of $188,230.
Carla Fitzgerald	Immediate vesting of 257,849 shares with a value of $188,230.
David P. Sperling	Immediate vesting of 257,849 shares with a value of $188,230.

(1)	Based on the December 31, 2015 closing market price of $0.73.

Director Compensation for Fiscal 2015

The following table sets forth compensation that our directors (other than directors who are named executive officers) earned during 2015 for services as members of our Board of Directors.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Andrew Arno (2)	$10,000	$21,984	$—	$31,984
Thomas G. Campbell (3)	10,000	21,984	—	31,984
Steven L. Elfman	10,000	19,000	—	29,000
Samuel Gulko (4)	10,000	21,984	—	31,984
Gregory J. Szabo (5)	10,000	21,984	—	31,984

(1)	The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	Mr. Arno has options to purchase 15,000 shares outstanding as of December 31, 2015.
(3)	Mr. Campbell has options to purchase 15,000 shares outstanding as of December 31, 2015.
(4)	Mr. Gulko has options to purchase 45,000 shares outstanding as of December 31, 2015.
(5)	Mr. Szabo has options to purchase 15,000 shares outstanding as of December 31, 2015.

Summary of Director Compensation

Non-employee members of the Board of Directors receive fees of $2,500 quarterly for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive discretionary awards under our 2015 OEIP.

Under the 2005 Plan, each non-employee director was entitled to receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of common stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The options will vest (i.e., the repurchase right will lapse) in a series of four successive equal annual installments over the optionee’s period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while still serving as a member of the Board of Directors. On his appointment to the Board, Mr. Elfman waived his right to receive the automatic option grant for 10,000 shares. At a later date, in lieu thereof, he received a grant of 10,000 restricted shares valued at $0.95 per share.

On February 23, 2015, each director then serving received a special discretionary grant of 10,000 shares of restricted stock valued at $1.52 per share which vested in equal installments over the next 12 months.

Compensation Committee Interlocks and Insider Participation

In fiscal 2015, the members of our Compensation Committee were Messrs. Campbell and Gulko, who are both non-employee directors. None of such Committee members (i) were during fiscal 2015 an officer or employee of us or any of our subsidiaries, or (ii) is formerly an officer of us or any of our subsidiaries.

ANNUAL REPORT

Our Annual Report on Form 10-K for the 2015 fiscal year, filed with the Securities and Exchange Commission on March 9, 2016, is being mailed along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may also obtain a copy of the Annual Report, including the financial statements and financial statement schedules, without charge, by writing to Ms. Carla Fitzgerald, Vice President, Chief Marketing Officer, at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro, are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s public website at http://www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. For stockholders requesting paper copies of the proxy statement, a single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Investor Relations, Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, California 92656 or your oral request to the Marketing Department at (949) 362-5800. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations department if you are a stockholder of record, using the contact information provided above.

OTHER MATTERS

We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,

Steven M. Yasbek Corporate Secretary Aliso Viejo, California April 29, 2016

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q A Proposals — The Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals. 1. Election of Directors. To elect two directors to serve for a three-year term ending at the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified: For Withhold For Withhold 01 - Andrew Arno 02 - Samuel Gulko For Against Abstain For Against Abstain 2. “Say-on-Pay” Proposal. Advisory vote to approve the 3. Ratification of the appointment of SingerLewak LLP as compensation of named executive officers. the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. 4. Other Business. In accordance with the discretion of the This Proxy, when properly executed, will be voted as specified above. If proxy holders, the proxy holders are authorized to act upon no specification is made, this Proxy will be voted FOR the election of all matters incident to the conduct of the meeting and upon the directors listed above and FOR each of the other proposals. other matters as may properly come before the meeting or any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 16, 2016: The Proxy Statement and Annual Report are available at: http://www.edocumentview.com/SMSI q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Proxy — Smith Micro Software, Inc. Annual Meeting of Stockholders - June 16, 2016 This Proxy is Solicited on Behalf of the Board of Directors of Smith Micro Software, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 16, 2016 and the related Proxy Statement, and appoints William W. Smith, Jr. and Steven M. Yasbek, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Smith Micro Software, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, CA 92656, on Thursday, June 16, 2016, at 10:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.